Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

(dollars in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Including interest in deposits
Earnings:
Pre-tax income	$44,985	$44,523	$58,470	$49,648	$29,433	$38,907	$33,764
Add: Fixed charges from below	98,276	102,037	138,727	73,770	50,449	33,982	28,876

	$143,261	$146,560	$197,197	$123,418	$79,882	$72,889	$62,640

Fixed charges:
Total interest expense	$98,276	$102,037	$138,727	$73,770	$50,449	$33,982	$28,876

Ratio of earnings to fixed charges	1.46x	1.44x	1.42x	1.67x	1.58x	2.14x	2.17x

Excluding interest in deposits
Earnings:
Pre-tax income	$44,985	$44,523	$58,470	$49,648	$29,433	$38,907	$33,764
Add: Fixed charges from below	22,838	24,570	34,430	15,655	13,852	10,145	7,843

	$67,823	$69,093	$92,900	$65,303	$43,285	$49,052	$41,607

Fixed charges:
Total interest expense excluding interest paid on deposits	$22,838	$24,570	$34,430	$15,655	$13,852	$10,145	$7,843

Ratio of earnings to fixed charges	2.97x	2.81x	2.7x	4.17x	3.12x	4.84x	5.31x